IMMEDIATE	Sarah Roskowsky Director of Marketing Phone: (973) 827-2914 Email:sroskowsky@sussexbank.com

Sussex Bancorp Announces Edward J. Leppert as Chairman of the Board

Franklin, NJ, December 2, 2011- The Board of Directors of Sussex Bancorp (“Company”) and Sussex Bank (“Bank”), today announced that Edward J. Leppert will assume the role of Chairman of the Board of Directors of both the Company and the Bank effective January 1, 2012. Mr. Leppert will succeed Donald L. Kovach, who will continue as a Director.

“On behalf of the Board and Sussex Bank, we welcome Ed in his new role.  Ed has many years of financial experience, a solid corporate governance acumen and a thorough understanding of the customers and communities we serve; which will contribute immensely to our organizational progress,” noted Anthony Labozzetta, President & Chief Executive Officer of Sussex Bank.

Mr. Leppert is a Certified Public Accountant whose firm, located in Sandyston, NJ, has been in practice since 1986. Mr. Leppert is skilled in finance, governance and risk management. These attributes combined with his experience and knowledge of the northern New Jersey marketplace make him a valuable asset to the Bank.

For over nine years, Mr. Leppert served as the Chairman of the Audit Committee for the Bank and previously served as the Vice Chairman of the Board.  “I look forward to my new position as Chairman.  Sussex Bank is a local community bank with strong values and I believe in our mission and strategic direction; which includes building relationships, serving our community and delivering a superior customer experience,” said Mr. Leppert.

 “We would like to thank Don for his years of dedication and commitment to our Company, the Bank and its customers.  He has contributed to our development through the years and will continue to do so as a Director,” added Mr. Labozzetta.

Mr. Kovach was a founding coordinator and Director of the Bank and has served on the Board since the Bank was formed.

About Sussex Bancorp

Sussex Bancorp (NasdaqGM: SBBX) is the holding company for Sussex Bank, which operates through its main office in Franklin, New Jersey and through its nine branch offices located in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, Port Jervis and Warwick, New York, and for the Tri-State Insurance Agency, Inc., a full service insurance agency located in Sussex County, New Jersey.  For additional information, please visit the company's Web site at www.sussexbank.com.